UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

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(1) Title of each class of securities to which transaction applies:

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The letter attached below may be distributed on May 10, 2019 by Buckeye Partners, L.P. to its employees.

Dear Colleagues,

Today we announced that Buckeye and entities affiliated with IFM Global Infrastructure Fund (IFM) entered into a merger agreement pursuant to which IFM will acquire ownership of Buckeye. The transaction is subject to customary closing conditions and is expected to close in the fourth quarter of 2019.

We expect that you will have questions regarding the effect of the proposed transaction on your equity awards under our 2013 Long-Term Incentive Program (LTIP).  We are sending this communication directly to LTIP participants in order to address how your grants will be treated upon closing of the transaction.

Hopefully, this communication answers most of your questions.  However, if you have further questions or would like clarification, please contact Charlene Tennison, Maria Vasconez or me directly.

At the time the transaction closes, all of the phantom units that you currently hold (to the extent outstanding and unvested at the time of the closing) will be converted to cash at a unit price of $41.50.  In addition, when the transaction closes, all of the performance units that you currently hold (to the extent unvested at the time of the closing), along with associated distribution equivalent rights (DERs),will be paid out based on 100% performance with no proration.  The below hypothetical sets forth what would happen if the transaction closed on September 1, 2019 (and Buckeye paid additional quarterly distributions of $0.75 in each of May and August 2019):

Grant Name	# Units Outstanding	# Units Vesting @ 100%	Value of Units @ $41.50	DERs Earned per Unit*	Total DER $ Amount	Total Payment (before any withholdings)**
2/7/2017 Performance Units	200	200	$8,300.00	$11.8000	$2,360.00	$10,660.00
2/6/2018 Performance Units	250	250	$10,375.00	$6.7875	$1,696.88	$12,071.88
2/5/2019 Performance Units	260	260	$10,790.00	$2.2500	$585.00	$11,375.00
2/7/2017 Phantom Units	200	200	$8,300.00	N/A	N/A	$8,300.00
2/6/2018 Phantom Units	250	250	$10,375.00	N/A	N/A	$10,375.00
2/5/2019 Phantom Units	260	260	$10,790.00	N/A	N/A	$10,790.00

*DER’s associated with Phantom Units are paid quarterly through payroll

**All payments are subject to required withholding

Although we anticipate that the transaction will close in late 2019, under the terms of the merger agreement, if it takes longer to satisfy certain of the conditions to close than expected, the transaction could close later in 2020.   If the transaction does not close before the vesting date of any of your outstanding 2017 LTIP awards, such awards will vest consistent with the terms of such awards (including, for performance awards, based on the extent to which we achieve the pre-established performance goals).  The 2017 phantom unit awards vest on February 7, 2020 and the 2017 performance unit awards will vest upon our Board’s Compensation Committee determining the extent of our achievement of the performance goals set for such awards (the Compensation Committee is currently scheduled to meet on February 4, 2020 to make that determination).

If the transaction closes after our annual LTIP cycle (we anticipate our Compensation Committee to make annual LTIP awards on February 4, 2020), then additional LTIP grants are expected to be made by our Compensation Committee to eligible active LTIP participants under our normal process.  Such grants will vest in connection with the closing of the transaction and be converted into the right to receive an amount in cash based on the criteria described above (subject to pro-ration based on the portion of the vesting period that elapses prior to the closing).

After closing, Buckeye will be a private company (with no publicly traded equity) and there will be no future grants under the LTIP.   We do anticipate the establishment of longer-term incentive awards under IFM, however, we would expect they will be cash based awards.

This is a tremendous time for Buckeye!  The Executive Team would like to thank you for your continued hard work, dedication, loyalty and commitment through this transition and beyond.  Buckeye has succeeded in the past because of your efforts, and we know that will be true in the future!  While some details may change with this ownership transition, our philosophy and culture will remain the same.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Buckeye Partners, L.P. (“Buckeye”). In connection with the proposed acquisition, Buckeye intends to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a proxy statement in preliminary and definitive form. Holders of Buckeye’s LP Units (the “Unitholders”) are urged to read all relevant documents filed with the SEC, including Buckeye’s proxy statement when it becomes available, because they will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and Unitholders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Buckeye at http://www.buckeye.com/InvestorCenter/SECFilings/tabid/222/Default.aspx or by directing a request to Buckeye’s Investor Relations Department at 800-422-2825 or irelations@buckeye.com.

Participants in the Solicitation

Buckeye and its respective directors, executive officers, general partners, limited partners and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from Buckeye’s Unitholders in favor of the proposed transaction.  Information about the directors and executive officers of Buckeye’s general partner is set forth in Buckeye’s Proxy Statement on Schedule 14A for its 2019 Annual Meeting of Limited Partners, which was filed with the SEC on April 17, 2019, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 15, 2019. These documents may be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants which may, in some cases, be different than those of Buckeye’s Unitholders generally, will also be included in Buckeye’s proxy statement relating to the proposed transaction, when it becomes available.

Cautionary Note Regarding Forward-Looking Statements

The information contained in this communication includes “forward-looking statements.” All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical facts, are forward-looking statements. Such statements use forward-looking words such as “proposed,” “anticipate,” “project,” “potential,” “could,” “should,” “continue,” “estimate,” “expect,” “may,” “believe,” “will,” “plan,” “seek,” “outlook” and other similar expressions that are intended to identify forward-looking statements, although some forward-looking statements are expressed differently. These statements discuss future expectations and contain projections. Specific factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to: (i) changes in federal, state, local and foreign laws or regulations to which Buckeye is subject, including those governing pipeline tariff rates and those that permit the treatment of Buckeye as a partnership for federal income tax purposes; (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, environmental releases and natural disasters; (iii) changes in the marketplace for Buckeye’s products or services, such as increased competition, changes in product flows, better energy efficiency or general reductions in demand; (iv) adverse regional, national, or international economic conditions, adverse capital market conditions and adverse political developments; (v) shutdowns or interruptions at Buckeye’s pipeline, terminalling, storage and processing assets or at the source points for the products Buckeye transports, stores or sells; (vi) unanticipated capital expenditures in connection with the construction, repair or replacement of Buckeye’s assets; (vii) volatility in the price of liquid petroleum products; (viii) nonpayment or nonperformance by Buckeye’s customers; (ix) Buckeye’s ability to integrate acquired assets with its existing assets and to realize anticipated cost savings and other efficiencies and benefits; (x) Buckeye’s ability to successfully complete its organic growth projects and to realize the anticipated financial benefits; (xi) the risk that the proposed merger with Hercules Intermediate Holdings LLC may not be completed in a timely manner or at all; (xii) Buckeye’s failure to receive, on a timely basis or otherwise, the required approval of the proposed merger with Hercules Intermediate Holdings LLC by Buckeye’s Unitholders; (xiii) the possibility that competing offers or acquisition proposals for Buckeye will be made; (xiv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (xv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement and Plan of Merger dated May 10, 2019, between Hercules Intermediate Holdings LLC, Hercules Merger Sub LLC, Buckeye, Buckeye Pipe Line Services Company and Buckeye GP LLC (the “Merger Agreement”), including in circumstances which would require Buckeye to pay a termination fee or other expenses; (xvi) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on Buckeye’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (xvii) risks related to diverting management’s attention from Buckeye’s ongoing business operations; (xviii) the risk that Unitholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs to defend or resolve; (xix) the possibility that long-term financing for the proposed acquisition may not be available on favorable terms, or at all; and (xx) the cautionary discussion of risks and uncertainties detailed in Part I, Item 1A, “Risk Factors” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Buckeye’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (as filed with the SEC on February 15, 2019) and other risk factors identified herein or from time to time in Buckeye’s periodic filings with the SEC. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of Buckeye’s forward-looking statements. Other known or unpredictable factors could also have material adverse effects on future results. Consequently, all of the forward-looking statements made in this communication are qualified by these cautionary statements, and Buckeye cannot assure you that actual results or developments that it anticipates will be realized or, even if substantially realized, will have the expected consequences to or effect on Buckeye or its business or operations.

The forward-looking statements contained in this communication speak only as of the date hereof. Although the expectations in the forward-looking statements are based on Buckeye’s current beliefs and expectations, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date hereof. Except as required by federal and state securities laws, Buckeye undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Buckeye or any person acting on Buckeye’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this communication and in Buckeye’s future periodic reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication may not occur.